March 14, 2005

Dear Shareholder:

On behalf of the Board of Directors, I would like to invite you to attend Barrick’s Annual Meeting of Shareholders to be held on Thursday, April 28, 2005 at 10:00 a.m. in the John Bassett Theatre of the Metro Toronto Convention Centre, Toronto, Ontario. It is an opportunity for the Directors and Management of Barrick to meet with you, our shareholders.

We will report to you at the meeting on the Company’s performance in 2004 and our plans for the future.

Enclosed is the Notice of the Meeting, the Management Information Circular and Proxy Statement and a Proxy or Voting Instruction form.

We would appreciate your returning the signed Proxy or Voting Instruction form to ensure that your vote is recorded. We hope that we will have the opportunity to welcome you to this year’s annual meeting.

Sincerely,

PETER MUNK
Chairman

BARRICK GOLD CORPORATION

BCE Place, Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212
Toronto, Ontario, Canada M5J 2S1

Notice of the Annual Meeting of Shareholders

      NOTICE is hereby given that the Annual Meeting of the Shareholders (the “Meeting”) of Barrick Gold Corporation (the “Company” or “Barrick”) will be held in the John Bassett Theatre of the Metro Toronto Convention Centre, Toronto, Ontario on Thursday, April 28, 2005 at 10:00 a.m. (Toronto time) in order to:

1.	receive the consolidated financial statements of the Company for the year ended December 31, 2004 and the auditors’ report thereon;

2.	elect directors;

3.	appoint auditors and authorize the directors to fix their remuneration; and

4.	transact such other business as may properly be brought before the Meeting and any postponement or adjournment thereof.

      Barrick’s Board of Directors has fixed the close of business on March 10, 2005 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting and any postponement or adjournment of the Meeting. Only the holders of record of Barrick common shares and Barrick Gold Inc. exchangeable shares are entitled to have their votes counted at the Meeting. Computershare Trust Company of Canada, as the holder of the Barrick special voting share, will cast the votes attributable to the Barrick Gold Inc. exchangeable shares as instructed by the holders thereof. Holders who have acquired Barrick common shares after the record date are entitled to vote those shares at the Meeting upon producing properly endorsed share certificates, or otherwise establishing share ownership, and demanding the inclusion of their name in the list of shareholders not later than ten days before the date of the Meeting.

                  DATED at Toronto, Ontario, this 14th day of March, 2005.

By Order of the Board of Directors,

Sybil E. Veenman
Vice-President, Assistant General Counsel and Secretary

      Shareholders are cordially invited to attend the Meeting. Shareholders are urged to complete and return the enclosed proxy or voting instruction form promptly. To be effective, Barrick proxies must be received at the Toronto office of CIBC Mellon Trust Company, the Company’s registrar and transfer agent, by 5:00 p.m. (Toronto time) on April 27, 2005 or the last business day prior to any adjourned or postponed Meeting. Barrick Gold Inc. voting instruction forms must be received at the Toronto office of Computershare Trust Company of Canada by 5:00 p.m. (Toronto time) on April 26, 2005 or the second last business day before any adjourned or postponed Meeting. Shareholders whose shares are held by a nominee may receive either a voting instruction form or form of proxy and should follow the instructions provided by the nominee.

      Proxies will be counted and tabulated by CIBC Mellon Trust Company, the Company’s registrar and transfer agent, in such a manner as to protect the confidentiality of how a particular shareholder votes except where they contain comments clearly intended for management, in the case of a proxy contest, or where it is necessary to determine the proxy’s validity or to permit management and the Board of Directors to discharge their legal obligations to the Company or its shareholders.

BARRICK GOLD CORPORATION

BCE Place, Canada Trust Tower, Suite 3700

161 Bay Street, P.O. Box 212
Toronto, Ontario, Canada M5J 2S1

MANAGEMENT INFORMATION CIRCULAR

AND PROXY STATEMENT

       This Management Information Circular and Proxy Statement (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Barrick Gold Corporation (the “Company” or “Barrick”) for use at the Annual Meeting of Shareholders (or any postponement or adjournment thereof) of Barrick (the “Meeting”) to be held at 10:00 a.m. (Toronto time) on Thursday, April 28, 2005 in the John Bassett Theatre of the Metro Toronto Convention Centre, Toronto, Ontario for the purposes set forth in the accompanying Notice of Meeting.

      The solicitation of proxies will be primarily by mail, but proxies may also be solicited personally by telephone by regular employees of the Company for which no additional compensation will be paid. In addition, Barrick has retained Kingsdale Shareholder Services Inc. to assist in the solicitation of proxies in the United States and Canada for estimated fees of Cdn$45,000. The cost of preparing, assembling and mailing this Circular, the Notice of Meeting, the proxy form, the voting instruction form and any other material relating to the Meeting and the cost of soliciting proxies has been or will be borne by Barrick. The Company will reimburse brokers and other entities for costs incurred by them in mailing soliciting materials to the beneficial owners of common shares of Barrick (“Barrick Common Shares”) and Barrick Gold Inc. (formerly, Homestake Canada Inc.) exchangeable shares (“BGI Exchangeable Shares”). It is anticipated that copies of this Circular, the Notice of Meeting, and accompanying proxy form or voting instruction form will be distributed to shareholders on or about March 23, 2005.

      This Circular provides the information that you need to vote at the Meeting.

•	If you are a registered holder of Barrick Common Shares, we have enclosed a proxy form that you can use to vote at the Meeting.

•	If you are a registered holder of BGI Exchangeable Shares, we have enclosed a voting instruction form that you can use to give the voting instructions that indirectly permit you to vote such shares.

•	If your Barrick Common Shares or BGI Exchangeable Shares are held by a nominee, you may receive either a form of proxy or voting instruction form and should follow the instructions provided by the nominee.

      Unless otherwise indicated, the information in this Circular is given as at March 1, 2005.

      Unless otherwise indicated, all dollar references in this Circular are to United States dollars and all references to financial results are based on our financial statements prepared in accordance with U.S. GAAP.

      These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and Barrick or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, Barrick (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

VOTING AT THE MEETING

      The record date for the Meeting is Thursday, March 10, 2005. Holders of Barrick Common Shares or BGI Exchangeable Shares as of the close of business on Thursday, March 10, 2005 are entitled to vote.

      If you have acquired Barrick Common Shares after the record date, you are entitled to vote those shares at the Meeting upon producing properly endorsed share certificates or otherwise establishing share ownership, and requesting the inclusion of your name in the list of shareholders not later than ten days before the date of the Meeting.

Voting your Barrick Common Shares

      Each Barrick Common Share is entitled to one vote on those items of business identified in the Notice of Meeting.

          Registered Shareholders

      If you are a registered shareholder, there are two ways in which you can vote your shares at the Meeting. You can vote in person at the Meeting, or you can use the enclosed proxy appointing the named persons or some other person that you choose to represent you and vote your shares at the Meeting.

      If you wish to vote in person at the Meeting, do not complete or return the proxy. Your vote will be taken and counted at the Meeting. Using your proxy does not preclude you from attending the Meeting in person.

      If you do not wish to attend the Meeting or do not wish to vote in person, you should properly complete and deliver the enclosed proxy. A proxy must be in writing and must be executed by you or by your attorney authorized in writing, unless you have chosen to complete your proxy by telephone or the Internet, as described on the enclosed proxy form.

      All shares represented by properly completed proxies received at the Toronto office of CIBC Mellon Trust Company by 5:00 p.m. (Toronto time) on Wednesday, April 27, 2005 or the last business day before any adjourned or postponed Meeting will be voted or withheld from voting, in accordance with your instructions as specified in the proxy, on any ballot votes that take place at the Meeting.

      Unless contrary instructions are provided, Barrick Common Shares represented by proxies received by management will be voted:

•	FOR the election of the 13 nominees as directors; and

•	FOR the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005 and the authorization of the directors to fix their remuneration.

          Non-registered Shareholders

      Your Barrick Common Shares may not be registered in your name but in the name of a nominee, which is usually a trust company, securities broker or other financial institution. If your shares are registered in the name of a nominee, you are a non-registered shareholder. Your nominee is required to seek your instructions as to how to vote your shares. Only registered shareholders or their duly appointed proxyholders are permitted to vote at the Meeting. If you are a non-registered shareholder, you should follow the instructions of your nominee with respect to the procedures to be followed for voting. Generally, nominees will provide non-registered shareholders with either: (a) a voting instruction form for completion and execution by the non-registered shareholder, or (b) a proxy form, executed by the nominee and restricted to the number of shares owned by the non-registered shareholder, but otherwise uncompleted. These procedures are to permit non-registered shareholders to direct the voting of their Barrick Common Shares that they beneficially own.

      Since the Company has limited access to the names of its non-registered shareholders, if you wish to attend and vote in person at the Meeting, or designate another person to attend the Meeting in your place, you must insert your own name, or the name of your designate, in the space provided on the voting instruction form or form of proxy and carefully follow the nominee’s instructions for return of the executed form or other method of response. Do not otherwise complete the form as your vote, or your designate’s vote, will be taken at the Meeting.

Voting Your BGI Exchangeable Shares

      BGI Exchangeable Shares are each exchangeable at any time for 0.53 of a Barrick Common Share. Your BGI Exchangeable Shares give you essentially the same economic rights and, indirectly, the same voting rights that you would have if you held Barrick Common Shares. Each BGI Exchangeable Share entitles you to receive dividends from Barrick Gold Inc. (“BGI”) that are equivalent to the dividends paid on 0.53 of a Barrick Common Share. (You do not share in dividends or distributions payable on the BGI common shares, all of which are owned by a subsidiary of Barrick.) Each BGI Exchangeable Share entitles you to exercise the same voting rights as 0.53 of a Barrick Common Share. That is the reason we are sending you this proxy material. (Except as required by Ontario law, you do not exercise voting rights as a shareholder of BGI.)

      Computershare Trust Company of Canada (“Computershare”) serves as the trustee under the Voting, Support and Exchange Trust Agreement (as supplemented). As trustee, Computershare holds a special voting share of Barrick (the “Special Voting Share”) that enables it to vote on behalf of the holders of BGI Exchangeable Shares on all matters presented to holders of Barrick Common Shares in accordance with the instructions of holders of BGI Exchangeable Shares. Except as otherwise required by applicable law, the Special Voting Share has a number of votes attached to it equal to the number of BGI Exchangeable Shares outstanding from time to time which are not owned by Barrick and its subsidiaries multiplied by 0.53.

      Each BGI Exchangeable Share is entitled to 0.53 of a vote on those items of business identified in the Notice of Meeting.

          Registered Shareholders

      There are two ways you can vote your BGI Exchangeable Shares if you are a registered shareholder. You can vote by signing and returning the enclosed voting instruction form, or you can attend the Meeting and vote in person.

      The voting instruction form permits you to instruct Computershare to vote in respect of your BGI Exchangeable Shares. As a holder of BGI Exchangeable Shares on the record date, you are entitled to instruct Computershare to cast a number of votes equal to the number of Barrick Common Shares for which the BGI Exchangeable Shares held by you are exchangeable. You also can use your voting instruction form to name a proxy to represent you at the Meeting. To designate a proxy, simply fill in the name of the person that you wish to appoint to represent you in the space provided on the voting instruction form.

      On any ballot, Computershare will vote or withhold from voting, in accordance with your instructions, the applicable number of votes in respect of your BGI Exchangeable Shares represented by a properly completed voting instruction form (received by Computershare in the manner and within the time specified above) and where a choice has been specified in your voting instruction form with respect to any matter to be acted on, Computershare will vote such number of votes in accordance with those instructions.

      If you sign and return the voting instruction form, but do not give directions on how to vote your BGI Exchangeable Shares, you will be deemed to have voted, and Computershare will vote, as follows:

•	FOR the election of the 13 nominees as directors; and

•	FOR the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005 and the authorization of the directors to fix their remuneration.

      To be effective, voting instruction forms must be received by Computershare, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 or by facsimile at (416) 263-9524 or 1-866-249-7775 (within North America), by 5:00 p.m. (Toronto time) on Tuesday, April 26, 2005 or the second last business day before any adjourned or postponed Meeting. That will give Computershare enough time to tabulate the voting instructions and vote on your behalf.

      Your voting instruction form permits you to name yourself as proxy and then you will be permitted to vote in person at the Meeting. To do so, you must bring your voting instruction form with you to the Meeting, naming yourself as proxy.

          Non-registered Shareholders

      There are two ways you can vote your BGI Exchangeable Shares if your shares are not registered in your own name but are held in the name of a nominee, which is usually a trust company, securities broker or other financial institution. For your BGI Exchangeable Shares to be voted for you, follow the voting instructions provided by your nominee. If you wish to attend the Meeting and vote in person or name a person to represent you at the Meeting, you must have the nominee appoint you or the person you would like to represent you at the Meeting as a proxy.

Revoking Your Proxy or Voting Instructions

          Revoking Your Proxy for Barrick Common Shares

      If you give a proxy, you may revoke it at any time before it is used by doing any one of the following:

•	You may send another proxy form with a later date to the Toronto office of CIBC Mellon Trust Company, but it must reach CIBC Mellon Trust Company by 5:00 p.m. (Toronto time) on Wednesday, April 27, 2005 or the last business day before any adjourned or postponed Meeting.

•	You may deliver a signed written statement, stating that you want to revoke your proxy, to the Secretary of the Company no later than 5:00 p.m. (Toronto time) on Wednesday, April 27, 2005, or the last business day before any adjourned or postponed Meeting, at BCE Place, Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, M5J 2S1 or by facsimile at (416) 861-8243.

•	You may attend the Meeting and notify the Chairman of the Meeting prior to the commencement of the Meeting that you have revoked your proxy.

•	You may revoke your proxy in any other manner permitted by law.

          Revoking Your Voting Instructions for BGI Exchangeable Shares

      If you give voting instructions to Computershare, you may revoke the voting instructions at any time before the BGI Exchangeable Shares are voted by doing any one of the following:

•	You may send another voting instruction form with a later date to the Toronto office of Computershare, but it must reach Computershare by 5:00 p.m. (Toronto time) on Tuesday, April 26, 2005 or the second last business day before any adjourned or postponed Meeting to be sure that Computershare has enough time to process the change.

•	You may deliver a signed written statement, stating that you want to revoke your voting instructions, to the Secretary of the Company no later than 5:00 p.m. (Toronto time) on Tuesday, April 26, 2005, or the second last business day before any adjourned or postponed Meeting at BCE Place, Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Ontario, M5J 2S1 or by facsimile at (416) 861-8243.

•	If you are a registered holder of BGI Exchangeable Shares, you may attend the Meeting, revoke your voting instructions to Computershare, appoint yourself as proxy and vote in person.

ADDITIONAL MATTERS PRESENTED AT THE ANNUAL MEETING

      The enclosed proxy form or voting instruction form confers discretionary authority upon the persons named as proxies therein with respect to any amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.

      If you sign and return the proxy form for Barrick Common Shares and any matter is presented at the Meeting in addition to the matters described in the Notice of Meeting, the Barrick officers named as proxies will vote in their best judgment. If you give Computershare authority to vote your BGI Exchangeable Shares, Computershare has advised Barrick that it will vote on any additional matters as recommended by Barrick’s management. When this Circular went to press, management of Barrick was not aware of any matters to be considered at the Meeting other than the matters described in the Notice of Meeting or any amendments or variations to the matters described in such notice.

VOTING SHARES AND PRINCIPAL HOLDERS

      The Barrick Common Shares and the Special Voting Share are the only shares entitled to vote directly at the Meeting. As at Thursday, March 10, 2005, 534,040,755 Barrick Common Shares and one Special Voting Share were issued and outstanding. The holders of Barrick Common Shares are entitled to one vote per share. Computershare, the holder of the Special Voting Share, is entitled to cast the number of votes equal to the number of BGI Exchangeable Shares outstanding (excluding those owned by Barrick and its subsidiaries) multiplied by 0.53. Computershare will cast these votes as directed by the holders of the BGI Exchangeable Shares on the basis of 0.53 votes per BGI Exchangeable Share. To the extent that a BGI Exchangeable Shareholder does not provide a voting instruction form to Computershare, Computershare will not cast the corresponding votes. As of Thursday, March 10, 2005, there were 1,394,188 BGI Exchangeable Shares outstanding that were not owned by Barrick or its subsidiaries, which would entitle the holder of the Special Voting Share to cast 738,919 votes at the Meeting.

      The presence of at least two people holding or representing by proxy at least 20% of the total number of votes attached to the issued shares entitled to vote at the Meeting is necessary for a quorum at the Meeting.

      To the knowledge of the directors and senior officers of Barrick, no person beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying more than 10% of the voting rights attached to any class of voting securities of the Company.

ELECTION OF DIRECTORS

      It is proposed that the 13 people listed below be nominated for election as directors of Barrick to hold office until the next annual meeting or until their successors are elected or appointed. All of the proposed nominees are currently directors of Barrick and have been since the dates indicated. The Articles of the Company provide for a minimum of five and a maximum of 20 directors.

      Unless otherwise instructed, proxies and voting instructions given pursuant to this solicitation by the management of Barrick will be voted for the election of the proposed nominees. If any proposed nominee is unable to serve as a director, the individuals named in the enclosed form of proxy reserve the right to nominate and vote for another nominee in their discretion.

Information Regarding Nominees for Election as Directors

      A brief statement of the business experience, age and principal occupation for each person nominated for election as a director is set out below. There are no contracts, arrangements or understandings between any director or executive officer or any other person pursuant to which any of the nominees has been nominated. For information on attendance at Board and Committee meetings, see “Statement of Corporate Governance Practices” beginning on page 7.

			Barrick Equity
Name and Municipality	Became a		Interests as at
of Residence (Age)	Director	Principal Occupation for the Past Five Years	March 1, 2005(1)

Howard L. Beck Toronto, Ontario (71)	1984	Corporate Director; prior to November 2002, Chairman, Wescam Inc. (design and manufacture of stabilized imagery and transmission systems).	Shares 189,144 DSUs 4,379 Options 100,000
C. William D. Birchall Nassau, Bahamas (62)	1984	Chief Executive Officer of Barrick’s subsidiary, ABX Financeco Inc.; prior to January 2004, Corporate Director; prior to May 2002, Vice Chairman, TrizecHahn Corporation (real estate).	Shares 50,000 DSUs 2,648 Options 350,000
Gustavo Cisneros Caracas, Venezuela (59)	2003	Chairman and Chief Executive Officer, Cisneros Group of Companies (private holding group).	Shares Nil DSUs 4,047 Options 100,000
Marshall A. Cohen Toronto, Ontario (69)	1988	Counsel, Cassels, Brock & Blackwell LLP (Barristers and Solicitors).	Shares 4,000 DSUs 4,379 Options 100,000
Peter A. Crossgrove Toronto, Ontario (68)	1993	Chairman, Masonite International Corporation (door manufacturing).	Shares 5,000 DSUs 2,648 Options 50,000
Peter C. Godsoe Toronto, Ontario (66)	2004	Corporate Director; prior to March 2004, Chairman, The Bank of Nova Scotia (financial services); prior to December 2003, Chairman and Chief Executive Officer, The Bank of Nova Scotia.	Shares 1,500 DSUs 1,542 Options Nil
Angus A. MacNaughton Danville, California (73)	1986	President, Genstar Investment Corporation (investment company).	Shares 25,000 DSUs 2,648 Options 100,000
The Right Honourable Brian Mulroney Montreal, Quebec (65)	1993	Chairman, International Advisory Board of Barrick; Senior Partner, Ogilvy Renault (Barristers and Solicitors); former Prime Minister of Canada.	Shares 1,000 DSUs Nil Options 550,000
Anthony Munk New York, New York (44)	1996	Managing Director, Onex Investment Corp. (diversified manufacturing and service company); prior to May 2001, Vice-President, Onex Corporation.	Shares 5,000 DSUs 2,648 Options 150,000
Peter Munk Toronto, Ontario (77)	1984	Chairman of Barrick; Chairman, Trizec Properties, Inc. (real estate) and Chairman, President and Chief Executive Officer, Trizec Canada Inc. (real estate); prior to May 2002, Chairman, TrizecHahn Corporation (real estate).	Shares 1,500,000(2) DSUs Nil Options 2,650,000
Joseph L. Rotman(3) Toronto, Ontario (70)	1984	Chairman and Chief Executive Officer, Roy-L Capital Corporation (private holding company).	Shares 100,000 DSUs 2,648 Options 100,000
Steven J. Shapiro Houston, Texas (52)	2004	Executive Vice President and Chief Financial Officer, Burlington Resources, Inc. (oil and gas exploration and production); prior to January 2003, Senior Vice President and Chief Financial Officer, Burlington Resources, Inc.; prior to October 2000, Senior Vice President and Chief Financial Officer, Vastar Resources, Inc. (oil and gas exploration and production).	Shares 3,000 DSUs 541 Options Nil
Gregory C. Wilkins Toronto, Ontario (49)	1991	President and Chief Executive Officer of Barrick; prior to February 2003, Corporate Director; prior to May 2002, Vice Chairman, TrizecHahn Corporation (real estate); prior to March 2001, President and Chief Operating Officer, TrizecHahn Corporation.	Shares 20,000 DSUs Nil Options 1,475,000 RSUs 43,750

(1)	The information about Barrick Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Barrick, has been furnished by the respective nominees. Unless otherwise indicated, (a) beneficial ownership is direct and (b) the person indicated has sole voting and investment power.

(2)	Mr. Peter Munk is the Chairman and Chief Executive Officer of Trizec Canada Inc. and owns shares of Trizec Canada Inc. which represent a significant equity interest and a majority of the voting power in Trizec Canada Inc. TrizecHahn Corporation, a wholly-owned subsidiary of Trizec Canada Inc., owns 30,299,558 Barrick Common Shares (approximately 5.7%). Mr. Munk disclaims beneficial ownership of the shares of Barrick owned by TrizecHahn Corporation. Family members of Mr. Peter Munk own 1,600 common shares of Barrick (excluding those shares owned by Mr. Anthony Munk, who is a director of Barrick).

(3)	Mr. Joseph L. Rotman has been a director of other companies which during the past ten years have been the subject of a cease trade or similar order while Mr. Rotman was acting as a director of such companies. Livent Inc. was the subject of a cease trade order issued by the Ontario Securities Commission on August 7, 1998 following the discovery of accounting irregularities. In November 1998, Livent Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and filed for protection under the Companies Creditors Arrangement Act in Canada. The cease trade order was revoked effective November 20, 1998, and Mr. Rotman resigned as a director of Livent Inc. on September 29, 1999. Paragon Entertainment Corporation made a filing under the Companies Creditors Arrangement Act in April 1998; Mr. Rotman resigned as a director of Paragon in June 1998.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

      The following outlines Barrick’s current corporate governance practices with respect to the various matters addressed by the corporate governance guidelines of the Toronto Stock Exchange (the “TSX Guidelines”) and the corporate governance listing standards adopted by the New York Stock Exchange (the “NYSE Standards”). Although, as a regulatory matter, the majority of the NYSE Standards are not directly applicable to Barrick as a Canadian company, during 2003 and 2004, Barrick implemented a number of additional governance structures and procedures to comply with the requirements of the NYSE Standards. There are no significant differences between Barrick’s corporate governance practices and the NYSE Standards applicable to U.S. companies.

Constitution and Functioning of the Board of Directors

      The Board of Directors is currently comprised of 14 directors. The size and composition of the Board reflects a breadth of backgrounds and experience that is important for effective governance of an international corporation in the mining industry. The Board is able to function effectively and efficiently at its current size. However, it is proposed that 13 directors be elected at the Meeting, as Mr. J. E. Thompson will not be standing for re-election. Mr. Thompson has advised the Board that, due to other commitments, he has decided not to stand for re-election as a director of Barrick.

      During 2004, two additional independent directors were added to the Board (P.C. Godsoe and S.J. Shapiro). With the assistance of the Corporate Governance and Nominating Committee, the Board of Directors has considered the relationship to Barrick of each of the nominees for election by the shareholders and has determined that eight of the 13 directors are independent(1) (H.L. Beck, G. Cisneros, M.A. Cohen, P.A. Crossgrove, P.C. Godsoe, A.A. MacNaughton, J.L. Rotman and S.J. Shapiro). Four of the directors who are considered non-independent are officers or employees of Barrick or its subsidiaries (C.W.D. Birchall, B. Mulroney, P. Munk and G.C. Wilkins). One of the non-independent directors (A. Munk) is a member of the Chairman’s family.

      Barrick has an experienced Board of Directors that has made a significant contribution to Barrick’s success. The Board is satisfied that it is not constrained in its access to information, in its deliberations or in its ability to satisfy the mandate established by law to supervise the business and affairs of Barrick and that there are sufficient systems and procedures in place to allow the Board to function independently. The Board holds regularly scheduled sessions throughout the year during which the independent directors meet in the absence of the non-independent directors and management. The independent sessions are presided over by the Lead Director, P.C. Godsoe. The Lead Director was elected by the independent directors to preside at the independent sessions and to perform such other duties as the Board may determine.

(1)	In assessing the status of each director’s independence, the independence criteria set out in the NYSE Standards and all relevant facts and circumstances have been applied and considered. In addition, the independence assessment encompasses the concept of “unrelated director” as set out in the TSX Guidelines, being a director who is independent of management and is free from any interest and any business or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Company, other than interests and relationships arising solely from shareholdings.

Mandate of the Board of Directors, Its Committees and Management

      The Board of Directors is responsible for overseeing management of the Company and determining Barrick’s strategy. Management is responsible for Barrick’s day-to-day operations, proposing its strategic direction and presenting budgets and business plans to the Board of Directors for approval. The Board looks to management to keep it apprised of all significant developments affecting Barrick and its operations. All major acquisitions, dispositions and investments, as well as significant financings and other significant matters outside the ordinary course of Barrick’s business, are subject to approval by the Board of Directors. Formal mandates for the Board of Directors and the Chief Executive Officer have not been considered necessary since the relative allocation of responsibility is well understood by both management and the Board.

      Action by the Board of Directors or Committees may be taken at a regularly held meeting or at a meeting held by conference call or by written consent. There were six meetings of the Board of Directors during 2004. All of the directors attended all of the regularly scheduled Board meetings during 2004, with the exception of S.J. Shapiro, who was appointed to the Board in September 2004 and who attended all of the meetings held subsequent to his appointment, and G. Cisneros, who attended four of the six regularly scheduled meetings.

      The Board of Directors has established six Committees, all of which have written mandates.

Committees

          Corporate Governance and Nominating Committee

      The purpose of the Corporate Governance and Nominating Committee is to assist the Board in establishing Barrick’s corporate governance policies and practices generally, identifying individuals qualified to become members of the Board, reviewing the composition of the Board and its Committees, evaluating the functioning of the Board and its Committees on an annual basis, and making recommendations to the Board of Directors as appropriate. The Committee’s mandate provides that in considering nominees to the Board of Directors, the Committee shall consider the current composition of the Board and assess the ability of candidates to contribute to the effective oversight of the management of the Company, taking into account the needs of the Company and the individual’s background, experience, perspective, skills and knowledge that are appropriate and beneficial to Barrick. New members of the Board of Directors are provided with the necessary information about Barrick, its business and the factors that affect its performance by management and by other members of the Board. The Committee is also responsible for Barrick’s response to the TSX Guidelines and the NYSE Standards and reviewing and approving the annual disclosure relating to such guidelines and standards. The Committee holds regular in camera sessions, during which the members of the Committee meet in the absence of management. The Committee’s mandate grants it sole authority to retain and terminate legal or other advisors, including any search firm to be used to identify candidates for nomination as directors, including sole authority to approve the search firm’s fees and other retention terms. The Committee’s mandate requires the Committee to evaluate the functioning of the Committee on an annual basis.

      The Committee identifies candidates for appointment as independent directors, both through individuals known to the Committee or other members of the Board and with the assistance of an external search firm. The Committee reviews Barrick’s corporate governance practices and procedures, oversees annual evaluations of the functioning of the Board and its Committees and reviews Barrick’s Corporate Governance Guidelines and Code of Business Conduct and Ethics.

      The Corporate Governance and Nominating Committee is comprised entirely of independent directors (M.A. Cohen, P.C. Godsoe and A.A. MacNaughton). There were three meetings of the Committee during 2004. All of the members of the Committee attended all of the meetings with the exception of Mr. Godsoe, who was appointed to the Committee in February 2004 and who attended both meetings held subsequent to his appointment.

          Audit Committee

      The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of: Barrick’s financial reporting process and the quality, transparency and integrity of its financial statements and other related public disclosures; the Company’s internal controls over financial reporting; compliance with legal and regulatory requirements relevant to Barrick’s financial statements; the external auditors’ qualifications and independence; and the performance of the internal audit function and the external auditors.

      The Committee is responsible for retaining and terminating, and/or making recommendations to the Board and the shareholders relating to the retention or termination of, the external auditors and communicating to them that they are ultimately accountable to the Committee and the Board as the representatives of the shareholders. The Committee also reviews the external audit plan and the results of the audit, reviews with the external auditors any audit problems or difficulties and management’s response, approves all audit engagement fees and terms and pre-approves all permitted non-audit services to be performed by the external auditors. The Committee reviews and recommends to the Board for approval the Company’s annual and quarterly financial statements and related management’s discussion and analysis and discusses with management the Company’s earnings press releases, as well as financial information and earnings guidance (if any). The Committee reviews and discusses with management, the external auditors and the head of internal audit the effectiveness of the Company’s internal controls over financial reporting and the responsibilities and effectiveness of the Company’s internal audit function. The Committee also discusses with management the Company’s process with respect to risk assessment and risk management as they relate to internal controls over financial reporting.

      The Committee has direct communication channels with the Company’s internal and external auditors. All of the members of the Committee are financially literate and at least one member has accounting or related financial management expertise. The Board has determined that S.J. Shapiro, a member of the Committee, is an “audit committee financial expert” as defined by U.S. Securities and Exchange Commission (SEC) rules. The rules adopted by the SEC indicate that the designation of Mr. Shapiro as an audit committee financial expert will not deem him to be an “expert” for any purpose or impose any duties, obligations or liability on Mr. Shapiro that are greater than those imposed on members of the Committee and Board of Directors who do not carry this designation.

      The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Committee has set a hiring policy for employees or former employees of the external auditors. The Committee holds regular in camera sessions during which it meets separately with each of management, the head of internal audit and the external auditors. The mandate of the Committee grants it authority to retain and terminate legal, accounting or other advisors, including sole authority to approve the advisors’ fees and other retention terms. The Committee’s mandate also requires the Committee to evaluate the functioning of the Committee on an annual basis.

      The Audit Committee is comprised entirely of independent directors (H.L. Beck, P.A. Crossgrove and S.J. Shapiro). There were nine meetings of the Committee during 2004. All of the members of the Committee attended all of the meetings, with the exception of S.J. Shapiro, who was appointed to the Committee in September 2004 and who attended all of the meetings held subsequent to his appointment. P.C. Godsoe was a member of the Committee from March 1, 2004 to December 7, 2004, and attended all of the meetings of the Committee held while he was a member.

      The Company does not restrict the number of other audit committees on which members of its Audit Committee may serve. H.L. Beck and P.A. Crossgrove each currently serve on the audit committees of three other public companies. The Board has determined that the service of Mr. Beck and Mr. Crossgrove on the audit committees of such other companies does not impair their ability to effectively serve on the Committee, particularly given their experience as directors of public companies and the fact that each is retired from full-time employment.

          Compensation Committee

      The purpose of the Compensation Committee is to assist the Board in monitoring, reviewing and approving Barrick’s compensation policies and practices and administering Barrick’s share compensation plans. The Committee reviews and makes recommendations to the Board with respect to the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and recommends to the Board the compensation level of the Chief Executive Officer based on this evaluation. The Committee is also responsible for reviewing and making recommendations to the Board with respect to director and senior management compensation and succession planning for the Chief Executive Officer and other senior executives. When granting stock options, the Committee determines the number of shares covered by each grant and the terms and conditions of the option, subject to the specific provisions of the plan and the approval of the Board of Directors. The Committee reviews the remuneration of the directors from time to time to ensure that it properly reflects the responsibilities associated with being an effective director. The Committee holds regular in camera sessions, during which it meets in the absence of management. The mandate of the Committee grants it sole authority to retain and terminate legal or other advisors, including compensation consultants, including sole authority to approve the advisors’ fees and other retention terms. The Committee’s mandate also requires the Committee to evaluate the functioning of the Committee on an annual basis.

      The Compensation Committee is comprised entirely of independent directors (A.A. MacNaughton, M.A. Cohen, P.A. Crossgrove and J.L. Rotman). There were five meetings of the Compensation Committee in 2004. All of the members of the Committee attended all of the meetings.

          Environmental, Occupational Health and Safety Committee

      The purpose of the Environmental, Occupational Health and Safety Committee is to review environmental and occupational health and safety policies and programs, to oversee Barrick’s environmental and occupational health and safety performance, to monitor current and future regulatory issues and to make recommendations, where appropriate, on significant matters to the Board.

      The Committee is comprised of two independent directors (M.A. Cohen and P.A. Crossgrove) and one non-independent director (J.E. Thompson). J.E. Thomson will not be standing for re-election at the Meeting. There were four meetings of the Environmental, Occupational Health and Safety Committee during 2004. All of the members of the Committee attended all of the meetings.

          Finance Committee

      The purpose of the Finance Committee is to assist the Board in monitoring and reviewing the financial structure and investment and financial risk management programs of the Company generally and to make recommendations to the Board of Directors as appropriate.

      The Finance Committee is comprised of three non-independent directors (C.W.D. Birchall, A. Munk and G.C. Wilkins) and one independent director (A.A. MacNaughton). The fact that a majority of the members are not independent is balanced by the fact that the recommendations of the Committee are considered by the full Board of Directors. There were four meetings of the Finance Committee during 2004. All of the members of the Committee attended all of the meetings.

          Executive Committee

      The Executive Committee, during intervals between the meetings of the Board of Directors, may exercise all the powers of the Board (except those powers specifically reserved by law to the Board of Directors). The Executive Committee was created to facilitate Barrick’s activities from an administrative perspective, but does not supplant the full Board of Directors in the consideration of significant issues facing the Company.

      The Executive Committee is comprised of three non-independent directors (P. Munk, B. Mulroney and G.C. Wilkins) and one independent director (A.A. MacNaughton). The Board of Directors believes that it is acceptable that a majority of this Committee is not independent. The nature of the Executive Committee’s mandate requires its members to be available on very short notice to deal with significant issues. All actions approved by the Executive Committee are subsequently brought to the attention of the full Board of Directors. There were no meetings of the Executive Committee during 2004.

Corporate Governance Guidelines, Code of Conduct and Committee Mandates

      The Board of Directors has adopted a set of Corporate Governance Guidelines to promote the effective functioning of the Board and its Committees and to set forth a common set of expectations as to how the Board should manage its affairs and perform its responsibilities. Among other things, the Corporate Governance Guidelines establish: minimum attendance requirements for directors; minimum share ownership requirements for directors (currently set at Barrick Common Shares and/or Deferred Share Units having a value of at least $200,000 to be achieved within a five-year period); and a mandatory retirement age for directors of 70 years (with directors serving on the Board as at January 1, 2003 being exempt). In addition to the mandatory retirement age, directors are required to tender their resignation for consideration by the Corporate Governance and Nominating Committee and the Board upon the occurrence of certain events such as a failure to meet minimum attendance requirements, a change in principal occupation or country of residence, or any other change in personal or professional circumstances that might reasonably be perceived as adversely affecting the director’s ability to effectively serve as a director of Barrick.

      Barrick has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Barrick. The Code addresses, among other things: conflicts of interest; compliance with laws and regulations; corporate opportunities; protection and proper use of Company assets; confidentiality; and fair dealing. In conjunction with the adoption of the Code, Barrick has established a toll-free compliance hotline to allow for anonymous reporting of any suspected Code violations, including concerns regarding accounting, internal accounting controls, or other auditing matters.

      A copy of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the mandates of each of the Committees of the Board, including the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, are posted on Barrick’s website at www.barrick.com.

Shareholder Communications

      Barrick has procedures in place to provide for effective communications with its shareholders. Barrick’s management includes an investor relations department with individuals experienced in, and dedicated to, working closely with members of the investment community, institutional investors and individual shareholders, and the Company has procedures in place to obtain and appropriately deal with feedback from its shareholders. In addition, the Company has adopted a Disclosure Policy that confirms its commitment to providing timely, factual and accurate disclosure of material information about the Company to its shareholders, the financial community and the public.

      Shareholders may communicate directly with the Lead Director or the Chairman of the Corporate Governance and Nominating Committee by sending correspondence, marked to the attention of the Lead Director or the Chairman of the Corporate Governance and Nominating Committee, care of the Secretary at the address of the Company set out at the beginning of this Circular. Barrick’s Corporate Governance Guidelines require that directors make every effort to attend the annual meeting of shareholders. Twelve of thirteen directors attended the 2004 annual meeting. Mr. G. Cisneros was unable to attend, due to a family emergency.

International Advisory Board

      As Barrick’s activities expanded internationally, the Board of Directors determined in 1995 that the Company would benefit from the participation of certain additional senior members of the global business and political communities. Barrick has established an International Advisory Board to provide advice as required to the Board of Directors and management on geo-political and other strategic issues affecting the Company. The

International Advisory Board meets approximately once per year and its members make themselves available regularly for consultation and assistance with specific matters.

REPORT ON EXECUTIVE COMPENSATION

Composition and Responsibility of Committee

      The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to Barrick’s compensation policies and practices, reviewing and making recommendations to the Board of Directors with respect to the compensation of the Chairman and of the Chief Executive Officer, reviewing and approving the compensation of all other senior management, reviewing and making recommendations to the Board relating to succession planning with respect to the Chief Executive Officer and other senior executives and administering Barrick’s stock option, restricted share unit and directors’ deferred share unit plans. The Compensation Committee bases its recommendations on Barrick’s established policies and on the performance of the individual and of the Company. The members of the Compensation Committee are A.A. MacNaughton, M.A. Cohen, P.A. Crossgrove and J.L. Rotman. With the exception of Mr. MacNaughton, none of the members of the Compensation Committee is or formerly was an officer or employee of Barrick or its subsidiaries. Until December 4, 2002, Mr. MacNaughton served as a non-executive Vice Chairman of Barrick, but he received no remuneration for acting in that position.

Compensation Philosophy and Objectives

      Barrick’s principal goal is to create value for its shareholders. The Company believes that compensation programs for directors, officers and employees should reflect the interests of shareholders in advancing this goal.

      Barrick’s executive compensation philosophy is founded on four principal objectives: (1) aligning the interests of executive officers with the short-and long-term interests of shareholders; (2) linking executive compensation to the performance of the Company and the individual; (3) leveraging performance through emphasis on variable compensation; and (4) compensating executive officers at a level and in a manner that ensures that Barrick is capable of attracting, motivating and retaining individuals with exceptional executive skills.

      The compensation of executive officers is comprised of three principal components — annual salary, annual performance bonuses and long-term incentives in the form of stock options and restricted share units. In addition, Barrick sponsors a retirement plan for officers of the Company. (See “Other Compensation Arrangements” on page 20.) The three main elements of executive compensation are described below.

      The Compensation Committee considers the Company’s record of performance in all of its compensation reviews. In determining an executive’s compensation, the Committee gives equal weight to the performance of the Company and the individual. Executive performance is assessed against predetermined financial, operational and strategic objectives, with final cash compensation and long-term incentive awards based on the individual’s contribution to annual business results and influence on strategy development and execution.

      Under the Executive Compensation Plan, compensation for senior executives is established with reference to the disclosed compensation practices of companies in Barrick’s peer comparison group which is comprised of industry-leading, global, resource-based companies, with approximately 35% of the companies being Canadian, 35% being U.S.-based, and 30% being based outside of Canada and the United States.

      Under the plan, annual salaries, annual performance bonuses and long-term incentives are established with reference to the median percentile compensation level of the Company’s peer group. Executives may earn up to the ninetieth percentile of the total direct compensation in the peer group if both corporate and individual results reflect outstanding performance.

Components of Executive Compensation

      As noted above, the Company’s executive compensation program has three components: annual salary, annual performance bonuses, and long-term equity based compensation.

          Annual Salaries and Performance Bonuses

      Annual salaries and performance bonuses for the Company’s executive officers are targeted at the median cash compensation levels of executives in Barrick’s peer group.

      To ensure Barrick continues to attract and retain qualified and experienced executives, the Committee reviews and adjusts salaries periodically. Annual performance bonuses for executive officers are determined based on the Company’s performance and success in achieving its goals during the year, together with the performance of each executive relative to key individual performance objectives. The performance criteria considered in determining performance bonus awards vary in accordance with the position and responsibilities of the executive being evaluated. The significant considerations in determining performance bonuses for executive officers include operating, financial, corporate development, share price performance and organizational indicators, as well as individual achievements that demonstrate a contribution to corporate growth. A summary of the Company’s 2004 performance highlights considered by the Compensation Committee is provided under “— Review of 2004 Performance”.

          Long-term Incentives

      Barrick grants long-term incentives to its executive officers in the form of stock options and restricted share units.

      The purpose of the Company’s stock option plan is to: (1) ensure that an incentive exists to maximize shareholder value by tying executive compensation to share price performance; and (2) reward those executives making a long-term commitment to the Company. Stock options are directly linked to increases in the wealth of shareholders and the individual’s contribution to that central goal. Barrick believes that stock options play an important role in building shareholder value. Options to purchase Barrick Common Shares are granted by the Compensation Committee at not less than the closing price of the Barrick Common Shares on the business day immediately prior to the date of grant.

      The Committee takes into account each executive’s stock option and restricted share unit position, market peer group benchmark and individual performance when determining whether and how many new stock option grants will be made to executive officers.

      According to the provisions of the Amended and Restated Stock Option Plan (the “Amended and Restated Plan”), the Compensation Committee determines the number of shares to be optioned, the option price, the extent to which each option is exercisable from time to time during the term of the option, and any other provisions with respect to such option. If the Compensation Committee fails to make a determination with respect to any of these matters, the option is exercisable within five years from the date of grant with not more than one-fifth of the shares covered by the option available for vesting during any one of such years. The Committee’s practice under the Amended and Restated Plan has been to grant options having a term of ten years, vesting over a period of four years.

      In 2004, shareholder and regulatory approval was obtained to implement Barrick’s Stock Option Plan (2004) (the “2004 Plan”). In general, the 2004 Plan contains additional and more restrictive provisions than the Amended and Restated Plan. Under the 2004 Plan, the Compensation Committee determines the number of shares to be optioned, the option price, the extent to which each option is exercisable from time to time during the term of the option, and any other provisions with respect to such option. Options granted under the 2004 Plan expire not later than seven years after the date of grant. If the Compensation Committee fails to make a determination with respect to any of these matters, the option is exercisable within four years from the date of grant with not more than one-fourth of the shares covered by the option available to be taken up during any one of such years. Repricing of options is expressly prohibited under the 2004 Plan.

      The 2004 Plan provides that the Compensation Committee, subject to the approval of the Board of Directors, may determine performance measures to be met as a pre-condition to the granting or vesting of an option. These performance measures can be either for the Company as a whole or the individual. Under the 2004 Plan, the Compensation Committee may consider one or more of the following performance measures: net income, cash flow, net asset value, production performance, production growth and reserve growth. Individual performance measures that the Compensation Committee may implement may vary based on an executive’s ability to affect business results.

      In approving option grants for 2004, the Compensation Committee considered individual performance and Company performance, including share price performance, operating and financial performance, development and reserves and organizational development, a summary of which is provided under “— Review of 2004 Performance”.

      Options granted by the Compensation Committee under the Amended and Restated Plan and the 2004 Plan are subject to approval by the Board of Directors. Options are not transferable. See “Equity Compensation Plan Information” on page 22 for a discussion of the Company’s stock option plans.

      In 2001, Barrick implemented a restricted share unit (“RSU”) plan. In lieu of granting actual shares, a specific number of units that each have a value equal to one Barrick Common Share are granted. RSUs vest and will be paid out in cash on the third anniversary of the date of grant, with each RSU having a value equal to the then current market price of one Barrick Common Share. Additional RSUs are credited to reflect dividends paid on Barrick Common Shares. Similar to stock options, RSUs reflect a philosophy of aligning the interests of executives with those of the shareholders by tying executive compensation to share price performance. In addition, RSUs are intended to assist in the retention of qualified and experienced executives by rewarding those individuals making a long-term commitment to Barrick. It was recognized that the incentive and retention value of stock options may be limited in circumstances where, notwithstanding strong corporate and individual performance, the share price performance may be negatively impacted by external factors, such as a prolonged weakness in the gold price. Unlike stock options, RSUs continue to provide an incentive for executives to remain with Barrick during such periods, while continuing to tie compensation to share price performance, since the value of the RSUs increases or decreases with the share price. RSUs are granted by the Compensation Committee in order to reward efforts during the year of grant and to provide an additional incentive for continued efforts to promote the growth and success of Barrick’s business. RSUs may be granted in conjunction with, or in lieu of, stock options.

      The Committee used Company and individual performance criteria with reference to the peer group long-term incentive benchmarks to determine the appropriate financial value of the long-term incentive to award to each executive. Seventy five percent of that value was awarded to the executive in stock options (as determined by a Black-Scholes valuation). In 2004, seven senior executives had the option of receiving the remaining 25% of long-term incentive value in either stock options or RSUs. The Company granted 131,250 RSUs in 2004.

          Share Ownership Expectation

      The Board of Directors has a share ownership expectation for senior executives. By 2008, all senior executives are required to own a designated number of Barrick Common Shares related to their position with the Company. Executives may designate unvested RSUs such that they will count towards this total until vesting. RSUs vest on the third anniversary of the date of grant and are paid out in cash shortly after vesting. The Chief Executive Officer is required to hold three times his 2003 pre-tax salary in Barrick Common Shares.

      The Chief Operating Officer and other senior executives are required to hold two times and one times their salary, respectively.

Review of 2004 Performance

      2004 was a successful year for Barrick and its shareholders. Highlights for 2004 based on Company performance are summarized below:

      Barrick’s share price appreciated 6.65% for the year ended December 31, 2004, outperforming senior gold producers Newmont Mining Corporation, Placer Dome Inc., Anglogold Ashanti Limited and Gold Fields Limited. The spot gold price appreciated 5.54% during 2004. During 2004, Barrick produced 4.96 million ounces of gold at an average total cash cost per ounce of $212(1), achieving the Company’s original guidance for the year. Gold production at Goldstrike Open Pit, Goldstrike Underground and Pierina more than offset lower production at Plutonic, Round Mountain, Darlot and Eskay Creek mine sites.

      Despite an environment of rising commodity prices, appreciation of major currencies against the U.S. dollar, and increased royalty and mining tax payments driven by higher spot gold prices, Barrick met its total cash cost guidance. Barrick’s currency and commodity hedge programs enabled it to mitigate these impacts on total cash costs per ounce and operating cash flow.

      Barrick had net income of $248 million ($0.46 per share) and operating cash flow of $506 million ($0.95 per share) in 2004. Barrick’s earnings include an after-tax opportunity cost of $89 million ($0.17 per share) due to its voluntary reduction of its gold hedge position at prices below the average spot gold price. During 2004, Barrick exceeded its target (of 1.5 million ounces) for reducing its gold hedge position with a reduction of 2.0 million ounces.

      Barrick secured capital resources to fund its development through a nine-year commitment in Argentina for $250 million in Veladero project financing and a $750 million public debenture offering. It also optimized its capital structure through a share buy-back program. At the same time, the Company has the industry’s only A-rated balance sheet, as rated by Standard & Poor’s, and to date has funded its current development projects without issuing equity.

      Barrick continues to support and shape its growth profile, including a focus on its Russian and Central Asian strategy. Barrick made steady progress on its development of four new mines, with three of four planned to enter production in 2005. Construction is proceeding on schedule for Lagunas Norte in the Alto Chicama district in Peru, Veladero in Argentina, and Cowal in Australia, and the first gold pour is expected at Tulawaka in Tanzania in March 2005. Barrick is making progress in planning for its Pascua-Lama Project which straddles the Chilean and Argentine border, its fifth development project, and East Archimedes which is located in Nevada, its sixth development project.

      At year-end, Barrick had proven and probable reserves of 89.1 million ounces of gold based on a $375 gold price, after producing 4.96 million ounces, compared to reserves of 86 million ounces based on a $325 gold price in 2003, more than replacing 2004 production.(2) Exploration projects at operating and non-operating sites contributed to reserve increases in 2004.

      During 2004, Barrick implemented a number of initiatives to strengthen its organization, including making changes to Board composition and practices as part of continued corporate governance enhancements. An organizational redesign was fully implemented in 2004. The design consolidates life-of-mine accountabilities under the Chief Operating Officer and establishes regional business units to add greater value to the global enterprise.

(1)	For an explanation of non-GAAP measures, see pages 67 to 70 of Management’s Discussion and Analysis of Financial and Operating Results in the Company’s 2004 Annual Report.

(2)	Reserves are calculated in accordance with National Instrument 43-101 as required by Canadian securities regulatory authorities and, for U.S. reporting purposes, Industry Guide 7 (under the Securities and Exchange Act of 1934) as interpreted by Staff of the SEC. For a breakdown of reserves by category and additional information on reserves, see the tables and related footnotes on pages 125 to 129 in the Company’s 2004 Annual Report.

Compensation of the Chief Executive Officer

      The components of total compensation for the Chief Executive Officer are the same as those which apply to other senior executive officers of Barrick, namely, annual salary and performance bonus, and long-term incentives. Gregory C. Wilkins has served as President and Chief Executive Officer since February 12, 2003.

      Consistent with the Company’s philosophy of targeting salaries and performance bonuses for the Company’s executive officers at median levels of executives in Barrick’s peer group, Mr. Wilkins’ annual salary is intended to reflect annual salaries paid to the chief executive officers in the peer comparison group identified under “— Compensation Philosophy and Objectives”.

      During 2004, Mr. Wilkins was paid a salary of $805,369. In determining his compensation, the Committee gave equal weight to Company and individual performance. In December 2004, the Committee reviewed Mr. Wilkins’ performance, taking into consideration his leadership role in strategy implementation, share price performance, operating and financial performance, project development and organizational development of the Company, a summary of which is provided under “— Review of 2004 Performance” above. This assessment resulted in the Committee awarding Mr. Wilkins a performance bonus of $872,483 in recognition of the Company’s results and his performance during 2004. In addition, on December 7, 2004, Mr. Wilkins was awarded 500,000 stock options, of which he elected to receive 375,000 in stock options and 43,750 in restricted share units. The stock options were granted at an exercise price of $23.80, the closing price on the Toronto Stock Exchange on the date immediately preceding the date of grant, converted to United States dollars using the Bank of Canada noon rate on that date. In assessing the appropriate award level for Mr. Wilkins, the Committee considered the objectives of the Company’s long-term incentive plans.

      The foregoing report is submitted by the Compensation Committee of the Board of Directors:

Angus A. MacNaughton (Chairman)

M.A. Cohen
Peter A. Crossgrove
Joseph L. Rotman

COMPENSATION OF NAMED EXECUTIVE OFFICERS

      The table below provides compensation information for the three financial years ended December 31, 2004 for the Chief Executive Officer and Chief Financial Officer and the three other most highly compensated executive officers of Barrick (collectively referred to as the “Named Executive Officers”) measured by base salary and cash bonus during the financial year ended December 31, 2004.

Summary Compensation Table(1)

		Annual Compensation			Long-Term Compensation

					Securities	Current Year
					under	Awards
				Other Annual	Options	Restricted			All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(2)	Granted	Share Units(3)	LTIP Payouts(4)		Compensation(5)

Peter Munk	2004	$604,027	$335,570	$ Nil	300,000	$ Nil	$	Nil	$ Nil
Chairman	2003	566,775	635,179	Nil	300,000	Nil		Nil	Nil
	2002	554,140	Nil	Nil	300,000	Nil		Nil	Nil
Gregory C. Wilkins(6)	2004	805,369	872,483	Nil	375,000	1,029,944		Nil	265,965
President and Chief	2003	627,036	802,606	Nil	1,000,000	Nil		Nil	216,144
Executive Officer	2002	—	—	—	—	—		—	—
Peter J. Kinver(7)	2004	436,242	479,866	Nil	150,000	411,978		Nil	139,989
Executive Vice President	2003	103,506	44,300	Nil	310,000	74,514		Nil	119,663
and Chief Operating Officer	2002	—	—	—	—	—		—	—
Patrick J. Garver	2004	436,242	436,242	Nil	131,250	360,480		809,452	151,783
Executive Vice President	2003	358,306	403,257	Nil	66,000	429,091		Nil	138,701
and General Counsel	2002	318,471	95,541	Nil	150,000	Nil		Nil	83,377
Jamie C. Sokalsky	2004	392,617	318,792	Nil	212,500	308,983		809,452	124,970
Executive Vice President	2003	358,306	259,935	Nil	50,000	372,547		Nil	105,650
and Chief Financial Officer	2002	302,548	95,541	Nil	150,000	Nil		Nil	68,843

(1)	Compensation, which is paid in Canadian dollars, is reported in United States dollars. For the purpose of presentation of cash-based compensation, the rates of exchange used to convert Canadian dollars to United States dollars are consistent with the rates used for the measurement of Canadian dollar expenses in the Company’s consolidated financial statements. The average rates used in each year were: 2002 — 1.57, 2003 — 1.535, 2004 — 1.49 except with respect to restricted share units, in which case the Bank of Canada noon rate on the applicable grant day was used.

(2)	Perquisites and other personal benefits do not exceed the lesser of Cdn$50,000 and 10% of the total annual salary and bonus for the Named Executive Officers.

(3)	Amounts shown represent restricted share units (“RSUs”), valued as of the grant date. As at December 31, 2004, the aggregate number and value of RSUs held by the Named Executive Officers were as follows: G.C. Wilkins — $1,054,129, consisting of 43,750 RSUs; J.C. Sokalsky — $730,807, consisting of 30,331 RSUs; P.J. Kinver — $504,560, consisting of 20,941 RSUs; and P.J. Garver — $916,177, consisting of 38,025 RSUs. RSUs vest and become payable on the third anniversary of the date of grant. Additional RSUs are credited to reflect dividends paid on Barrick Common Shares.

(4)	The amounts for 2004 for Mr. Garver and Mr. Sokalsky are payouts of RSUs that were granted to these officers in 2001.

(5)	Amounts include amounts accrued pursuant to the Officer Retirement Plan (see “Other Compensation Arrangements” on page 20). The amount for 2003 for Mr. Kinver includes a special payment of $100,000 upon his commencement of employment with the Company.

(6)	Mr. Wilkins was appointed President and Chief Executive Officer on February 12, 2003.

(7)	Mr. Kinver was appointed as an officer of Barrick on September 9, 2003.

     The following table provides information on restricted share units granted in 2004 to the Named Executive Officers.

Long-Term Incentive Awards During Financial Year Ended December 31, 2004(1)

	Number of Restricted	Maturity or
Name	Share Units	Payout Date

Peter Munk	Nil	—
Gregory C. Wilkins	43,750	December 7, 2007
Peter J. Kinver	17,500	December 7, 2007
Patrick J. Garver	15,313	December 7, 2007
Jamie C. Sokalsky	13,125	December 7, 2007

(1)	Each restricted share unit (“RSU”) has a value equal to one Barrick Common Share. RSUs vest and will be paid out in cash on the third anniversary of the date of grant, with each RSU having a value equal to the then current market price of one Barrick Common Share. Additional RSUs are credited to reflect dividends paid on Barrick Common Shares.

OPTIONS OF NAMED EXECUTIVE OFFICERS

      The following table provides information on the stock options granted in 2004 to the Named Executive Officers.

Option Grants During Financial Year Ended December 31, 2004

				Market Value of
				Common Shares
		% of Total Options		Underlying Options
	Common Shares	Granted to	Exercise or	on the
	under Options	Employees in	Base Price	Date of Grant	Expiration
Name	Granted	2004	($/Share)	($/Share)	Date(1)

Peter Munk	300,000	5.3%	$23.80	$23.80	December 6, 2011
Gregory C. Wilkins	375,000	6.6%	23.80	23.80	December 6, 2011
Peter J. Kinver	150,000	2.6%	23.80	23.80	December 6, 2011
Patrick J. Garver	131,250	2.3%	23.80	23.80	December 6, 2011
Jamie C. Sokalsky	212,500	3.7%	23.80	23.80	December 6, 2011

(1)	The options were granted on December 7, 2004 under the Stock Option Plan (2004). Options vest and become exercisable as to 25% on each of the first, second, third and fourth anniversaries of the date of grant. Options were granted at an exercise price equal to the closing price on the Toronto Stock Exchange on the date immediately preceding the date of grant, converted to U.S. dollars using the Bank of Canada noon rate on that day. Each option expires seven years after the date of its grant.

Aggregate Option Exercises During Financial Year Ended December 31, 2004

and Year-End Option Values

      The following table provides information on the aggregate number of options each Named Executive Officer held as of December 31, 2004, and the value of these options based on the closing price on the Toronto Stock Exchange of the Barrick Common Shares as at December 31, 2004, which was Cdn. $29.00, converted to U.S. dollars using the Bank of Canada noon rate on that day.

			Unexercised		Value of Unexercised
	Common		Options at		In-the-Money Options at
	Shares	Aggregate	December 31, 2004		December 31, 2004
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter Munk	—	$—	1,975,000	675,000	$3,290,130	$641,825
Gregory C. Wilkins	—	—	350,000	1,125,000	661,557	1,560,942
Peter J. Kinver	—	—	77,500	382,500	26,795	80,384
Patrick J. Garver	12,500	61,220	294,000	255,750	388,522	320,912
Jamie C. Sokalsky	—	—	447,500	325,000	781,115	320,912

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

      The Compensation Committee reviews Barrick’s director compensation arrangements to ensure that they are competitive in light of the time commitments required from directors. Non-management members of the Board of Directors receive a basic annual retainer of $75,000, payable quarterly, with an additional annual retainer of $15,000 payable to the Chairman of the Audit Committee and $10,000 payable to the Chair of each of the other Board Committees. Directors are also entitled to a fee of $1,000 for each meeting of the Board of Directors or Board Committee in which such member participated.

      Pursuant to Barrick’s Directors’ Deferred Share Unit Plan, directors are required to receive 50% of the basic annual retainer in the form of Deferred Share Units (“DSUs”), with the option to elect to receive 100% of such retainer in the form of DSUs. DSUs, which are a bookkeeping entry, with each DSU having the same value as a Barrick Common Share, must be retained until the director leaves the Board, at which time the cash value of the DSUs will be paid out. Additional DSUs are credited to reflect dividends paid on Barrick Common Shares. Barrick has minimum share ownership requirements for directors, pursuant to which directors are required to own Barrick Common Shares or DSUs having a value of at least $200,000, to be achieved by 2008 or within a period of five years from the date the individual became a director, whichever is earlier. Stock options are no longer granted to non-management directors.

      Mr. J.E. Thompson, who will step down from the Board of Directors prior to the Meeting, is party to a consulting agreement with Barrick. Mr. Thompson received compensation totaling $275,000 pursuant to this agreement in 2004.

      The Right Honourable Brian Mulroney is a director of Barrick and is also employed as Chairman of its International Advisory Board. Mr. Mulroney acts as an ambassador and business and policy advisor for Barrick, advancing Barrick’s interests in various areas, including South America, Africa, Asia and the former Soviet Union. In his capacity as Chairman of the International Advisory Board, Mr. Mulroney receives an annual salary, bonus and other compensation. Mr. Mulroney is also a partner of Ogilvy Renault, Montréal, Québec, a law firm which from time to time provides legal services to Barrick.

OTHER COMPENSATION ARRANGEMENTS

      Prior to 2000, none of the Named Executive Officers, executive officers or other officers of Barrick was covered by a pension plan. During 2000, Barrick put in place a retirement plan for officers (the “Officer Retirement Plan”). The Officer Retirement Plan covers all officers except Mr. Peter Munk, the Chairman, Mr. Jack E. Thompson, Vice Chairman, who will step down from Barrick’s Board of Directors prior to the Meeting, and Mr. John K. Carrington, Vice Chairman, who retired from Barrick on December 31, 2004. Pursuant to the Officer Retirement Plan, an amount equal to 15% of the officer’s salary and bonus for the year is accrued and accumulated with interest until retirement. No benefits are payable if the officer is terminated for cause. Barrick also implemented a retirement arrangement for Mr. Carrington. Under such arrangement, upon his retirement, Mr. Carrington was entitled to a lump sum payment of three times his salary as at January 1, 2000 or any higher salary that he subsequently received. Mr. Carrington was paid $2,043,038 upon his retirement from Barrick pursuant to this arrangement.

      In March 2004, Barrick entered into change in control agreements with six senior executives, including with each of Mr. Jamie C. Sokalsky, Executive Vice President and Chief Financial Officer; Mr. Peter J. Kinver, Executive Vice President and Chief Operating Officer; and Mr. Patrick J. Garver, Executive Vice President and General Counsel (each, a “Covered Executive”), in order to induce them to remain employed by the Company in the event of a change in control (as defined in the agreements). In the event of a change in control, Barrick has agreed with each of such Covered Executives that if their employment is terminated by the Company at any time within one year following the change in control (other than for cause, disability or retirement) or the Covered Executive terminates his employment for good reason (as defined in the agreements) at any time within one year following the change in control, such individual will be entitled to receive, among other things, three times his annual salary and bonus. In addition, all of the Covered Executive’s unexercised stock options will immediately vest and become exercisable and will remain exercisable for the lesser of three years or their remaining term to expiry.

      In March 2004, Barrick also entered into a change in control agreement with Mr. Gregory C. Wilkins, President and Chief Executive Officer. In the event of a change in control (as defined in the agreement), Barrick has agreed with Mr. Wilkins that if Mr. Wilkins’ employment is terminated by the Company (other than for cause, disability or retirement) or Mr. Wilkins terminates his employment with or without good reason (as defined in the agreement) at any time within one year following the change in control, he will be entitled to receive, among other things, three times his annual salary and bonus. In addition, all of Mr. Wilkins’ unexercised stock options will immediately vest and become exercisable and will remain exercisable for the lesser of three years or their remaining term to expiry. Mr. Wilkins’ change in control agreement also provides that in the event Mr. Wilkins gives notice, within one year following a change in control, that he intends to terminate his employment with the Company other than for good reason, he will agree to remain as President and Chief Executive Officer for a period of up to six months beyond his intended resignation date if so requested by the Board of Directors.

      In addition, certain other officers and certain members of management of the Company are participants in a Change of Control Severance Plan, which provides for severance benefits, including severance payments calculated with reference to various factors such as seniority and length of service with the Company in the event of a termination of employment following a change in control (as defined in the plan).

INDEBTEDNESS OF DIRECTORS AND OFFICERS

      During 2004, one senior officer had a loan outstanding from the Company (other than “routine indebtedness” under applicable Canadian securities and corporate laws).

Largest
	Involvement	Amount	Amount
	of Issuer or	Outstanding	Outstanding as at
Name and Principal Position	Subsidiary	during 2004(1)	March 1, 2005(1)

Brad L. Doores	Corporation Loan	$285,296	$284,278
Vice President and Assistant General Counsel (Cedar Valley, Ontario)

(1)	The rate of exchange used to convert to United States dollars is the Bank of Canada noon rate on the applicable date.

(2)	The loan to Mr. Doores was made on October 19, 1995 in connection with the purchase of his residence. The loan is secured against the residence, bears interest at a rate of 5.78% per annum, and is denominated in Canadian dollars.

     As at March 1, 2005, the aggregate amount of indebtedness owed to the Company or its subsidiaries by all present and former directors, officers and employees of Barrick and its subsidiaries for purposes other than in connection with purchase of securities (other than “routine indebtedness” under applicable Canadian securities laws) was approximately $600,000. As at March 1, 2005, there was no outstanding indebtedness (other than “routine indebtedness” under applicable Canadian securities laws) to the Company or its subsidiaries by all present and former directors, officers and employees of Barrick and its subsidiaries made in connection with the purchase of securities of the Company or any of its subsidiaries.

PERFORMANCE GRAPH

      The following graph compares the total cumulative shareholder return for Cdn$100 invested in Barrick Common Shares on December 31, 1999 with the cumulative total return of the S&P/TSX Gold Index and the S&P/TSX Composite Index for the five most recently completed financial years.

      The total cumulative shareholder return for Cdn$100 invested in Barrick was Cdn$119.60 as compared with Cdn$142.56 for the S&P/TSX Gold Index and Cdn$119.31 for the S&P/TSX Composite Index.

Cumulative Value of CDN $100 Investment(1)

(1)	Dividends paid on Barrick Common Shares are assumed to be reinvested at the closing share price on the dividend payment date. The two TSX indices are total return indices, and they include dividends reinvested.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information on the Company’s equity compensation plans as of December 31, 2004.

Number of Shares
Remaining Available
	Number of Shares	Weighted Average	for Future Issuance Under
	to be Issued Upon	Exercise Price	Equity Compensation Plans
	Exercise of Outstanding	of Outstanding	as at December 31,
Equity Compensation Plans Approved	Options as at	Options as at	2004 (Excluding Shares
by Shareholders(1)	December 31, 2004	December 31, 2004	Reflected in Column 2)

Amended and Restated Stock Option Plan	19,377,875	$23.16	1,609,921
Stock Option Plan (2004)	4,882,250	$23.80	11,117,750

(1)	In addition, Barrick inherited the stock option plans of Sutton Resources Ltd. and Homestake Mining Company in connection with its acquisitions of those companies. As of December 31, 2004, 1,067,211 Barrick Common Shares were issuable upon the exercise of outstanding options under the Homestake Mining Company Stock Option Plan, with a weighted average exercise price of $21.27. As of December 31, 2004, 330,434 Barrick Common Shares were issuable upon the exercise of outstanding options under the Sutton Resources Ltd. Stock Option Plan, with a weighted average exercise price of $16.67. Excluding Barrick Common Shares to be issued upon exercise of outstanding options, no Barrick Common Shares remain available for future issuance under the Homestake Mining Company or Sutton Resources Ltd. stock option plans.

Amended and Restated Stock Option Plan

      In 1996, shareholder and regulatory approval was obtained to implement Barrick’s Amended and Restated Stock Option Plan (the “Amended and Restated Plan”). Barrick’s shareholders authorized the issuance of up to 35,000,000 Barrick Common Shares under the Amended and Restated Plan. As of December 31, 2004, 7,343,438 Barrick Common Shares had been issued pursuant to options granted under the Amended and Restated Plan, representing 1.4% of the Company’s outstanding capital as of that date. As of December 31, 2004, there were options outstanding to purchase an aggregate of 19,377,875 Barrick Common Shares under the Amended and Restated Plan, representing 3.6% of the Company’s outstanding capital as of that date, taking into account options that have been exercised, forfeited or cancelled. Therefore, the total number of Barrick Common Shares issued and issuable under the Amended and Restated Plan as of December 31, 2004 totaled 26,721,313 Barrick Common Shares, representing 5.0% of the Company’s then outstanding capital. As of December 31, 2004, 1,609,921 stock options remained available for grant under the Amended and Restated Plan.

      The purpose of the Amended and Restated Plan is to provide directors, officers and full-time employees of the Company and its subsidiaries and consultants compensation opportunities that will encourage share ownership and enhance the Company’s ability to attract, retain and motivate key personnel and reward significant performance achievements.

      The total number of Barrick Common Shares to be optioned to any optionee under the Amended and Restated Plan together with any Barrick Common Shares reserved for issuance to such optionee and his or her associates under options or other share compensation arrangements may not exceed 1% of the number of Barrick Common Shares outstanding at the date of the grant of the option, excluding Barrick Common Shares issued pursuant to the Amended and Restated Plan or any other share compensation arrangement of the Company during the preceding one-year period.

      A Committee of the Board of Directors administers the Amended and Restated Plan. All grants of options by the Committee under the Amended and Restated Plan are subject to the approval of the Board of Directors, and no option has any force or effect until such approval is obtained. The exercise price of each option granted under the Amended and Restated Plan is determined by the Committee. The exercise price of each option granted under the Amended and Restated Plan may not be less than the closing price of a Barrick Common Share on the Toronto Stock Exchange on the last trading day before the day the option is granted.

      Options granted under the Amended and Restated Plan are not assignable, except that in the event of an optionee’s death, options may be exercised in accordance with their terms by appropriate legal representatives. Options may be exercised only for so long as the optionee remains an employee, subject to certain exceptions, including death or termination of employment other than for cause. If, before the expiry of an option in accordance with its terms, the employment of the optionee terminates for any reason other than termination by the Company for cause but including termination by reason of the death of the optionee, then the option may be exercised within three months of the date of termination of employment or death of the optionee, but only to the extent that the optionee was entitled to exercise such options at the date of the termination of employment or death of the optionee. However, in the case of the optionee’s death, the Committee may in its discretion extend the time in which the optionee’s legal representative can exercise an option to a date that does not exceed the original expiration date of the option.

      Options granted under the Amended and Restated Plan expire not later than ten years after the date of grant, and generally, options do not vest immediately. The Committee’s practice under the Amended and Restated Plan has been to grant options having a term of ten years, vesting over a period of four years. The Amended and Restated Plan contains standard provisions permitting accelerated vesting for executive officers and other members of management who are party to a change in control agreement with the Company in the event of a change in control of Barrick.

      The Board of Directors may at any time terminate the Amended and Restated Plan and may amend it in such respects as the Board of Directors deems appropriate, subject to required regulatory or shareholder approval, provided that any amendment or termination may not alter or impair in any materially adverse fashion any option previously granted to an optionee under the Amended and Restated Plan without the consent of the optionee.

Stock Option Plan (2004)

      In 2004, shareholder and regulatory approval was obtained to implement Barrick’s Stock Option Plan (2004) (the “2004 Plan”). Shareholders authorized the issuance of up to 16,000,000 Barrick Common Shares under the 2004 Plan at the Company’s 2004 Annual and Special Meeting of Shareholders. As of December 31, 2004, there were options outstanding to purchase an aggregate of 4,882,250 Barrick Common Shares under the 2004 Plan, representing 0.9% of the Company’s outstanding capital as of that date. As of December 31, 2004, no options have been exercised, forfeited or cancelled under the 2004 Plan. As of December 31, 2004, 11,117,750 stock options remained available for grant under the 2004 Plan, representing approximately 2.1% of the Company’s then outstanding capital.

      The purpose of the 2004 Plan is to provide officers and key employees of the Company or any subsidiary and consultants to the Company or any subsidiary compensation opportunities that will reward the creation of shareholder value over the long-term and enhance the Company’s ability to attract, retain and motivate key personnel. Non-management directors are not eligible to participate in the 2004 Plan.

      The total number of Barrick Common Shares to be optioned to any optionee under the 2004 Plan together with any Barrick Common Shares reserved for issuance to such optionee and his or her associates under options or other share compensation arrangements may not exceed one per cent of the number of Barrick Common Shares outstanding at the date of the grant of the option.

      A Committee of the Board of Directors administers the 2004 Plan. All grants of options by the Committee under the 2004 Plan are subject to the approval of the Board of Directors, and no option has any force or effect until such approval is obtained. The exercise price of each option granted under the 2004 Plan is determined by the Committee. The exercise price of each option granted under the 2004 Plan may not be less than the closing price of a Barrick Common Share on the Toronto Stock Exchange on the last trading day before the day the option is granted. No repricing of options is permitted under the 2004 Plan.

      Options granted under the 2004 Plan are not assignable, except that in the event of an optionee’s death, options may be exercised in accordance with their terms by appropriate legal representatives. Options may be exercised only for so long as the optionee remains an employee, subject to certain exceptions, including death, retirement or termination of employment other than for cause. If, before the expiry of an option in accordance with its terms, the employment of the optionee terminates for any reason other than termination by the Company for cause but including termination by reason of the death of the optionee, then the option may be exercised within six months of the date of termination of employment or death of the optionee, but only to the extent that the optionee was entitled to exercise such options at the date of the termination of employment or death of the optionee. However, the Committee may in some of these cases accelerate the vesting of any unvested options or extend the time in which the optionee, or in the case of the optionee’s death, the optionee’s legal representative, can exercise an option to a date that does not exceed the earlier of the original expiration date of the option or three years from the termination of employment or death of the optionee, as the case may be.

      Options granted under the 2004 Plan expire not later than seven years after the date of grant. Generally, options do not vest immediately, but vest over a period of four years at 25% per year. The 2004 Plan contains standard provisions permitting accelerated vesting for executive officers and other members of management who are party to a change in control agreement with the Company in the event of a change in control of Barrick.

      The 2004 Plan provides that the Committee, subject to the approval of the Board of Directors, may determine performance measures to be met as a pre-condition to the granting or vesting of an option. These performance measures can be either for the Company as a whole or the individual. The Committee may consider one or more of the following performance measures: net income, cash flow, net asset value, production performance, production growth and reserve growth. Individual performance measures that the Committee may implement under the 2004 Plan will vary according to the individual’s ability to affect business results.

      The Board of Directors may at any time terminate the 2004 Plan and may amend it in such respects as the Board of Directors deems appropriate, subject to required regulatory or shareholder approval, provided that any amendment or termination may not decrease the entitlements of an optionee that have accrued prior to the date of such amendment or termination, and that the 2004 Plan may not be amended to permit repricing of outstanding options without shareholder approval.

DIRECTORS’ AND OFFICERS’ INSURANCE AND INDEMNIFICATION

      During 2004, Barrick purchased insurance for the benefit of directors and officers of Barrick and its subsidiaries against any liability incurred by them in their capacity as directors and officers, subject to certain limitations contained in the Business Corporations Act (Ontario). The premium for such insurance was $4 million. The policy provided coverage to each director and officer of $100 million in the policy year.

      In accordance with the provisions of the Business Corporations Act (Ontario), Barrick’s by-laws provide that Barrick will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer of a company of which Barrick is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including amounts paid to settle an action or to satisfy a judgment, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of Barrick or such other company if he or she acted honestly and in good faith with a view to the best interests of the Company or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful. If Barrick becomes liable under the terms of its by-laws, the insurance coverage will extend to its liability; however, each claim will be subject to a deductible of $5 million.

      During 2004, certain current and former officers were either indemnified by the Company or paid by the insurer under the Company’s directors and officers insurance policy for costs incurred by them in their capacity as directors and officers of Barrick. Randall Oliphant (former Chief Executive Officer), John K. Carrington

(former Chief Operating Officer), and Jamie C. Sokalsky (current Chief Financial Officer) and the Company were named as defendants in Wagner v. Barrick, a securities class action complaint filed in the U.S. District Court for the Southern District of New York in 2003. During 2004, $12,641 was paid on behalf of Mr. Oliphant, and $8,631 was paid on behalf of Mr. Carrington in connection with their defense costs for this litigation. In addition, the Company has retained a law firm to act as common defense counsel for the Company and the three individual defendants; these defense costs are subject to coverage under the Company’s directors and officers insurance policy and amounted to $705,785 in 2004.

APPOINTMENT OF AUDITORS

      Unless otherwise instructed, the persons named in the enclosed proxy or voting instruction form intend to vote such proxy or voting instruction form in favour of the re-appointment of PricewaterhouseCoopers LLP as auditors of Barrick to hold office until the next annual meeting of shareholders and the authorization of the Board of Directors to fix their remuneration.

      For the year ended December 31, 2004, PricewaterhouseCoopers LLP were paid total fees of $2.3 million for audit services and total fees of $1.3 million for other services, comprised of $0.4 million for audit-related services, $0.8 million for tax compliance and advisory services and $0.1 million for Sarbanes Oxley preparation services. Since September 2002, all non-audit services to be provided by PricewaterhouseCoopers LLP have been subject to pre-approval by the Audit Committee.

      The Board of Directors recommends that shareholders vote in favour of the appointment of PricewaterhouseCoopers LLP and the authorization of the Board of Directors to fix their remuneration.

AVAILABILITY OF DISCLOSURE DOCUMENTS

      Additional information relating to Barrick is available on SEDAR at www.sedar.com and on Barrick’s website, www.barrick.com. Financial information about Barrick is provided in the Company’s comparative financial statements and management’s discussion and analysis of financial and operating results for the year ended December 31, 2004.

      Barrick will provide to any person or company, upon request to its Investor Relations Department, a copy of:

(1)	its 2004 Annual Report, including management’s discussion and analysis of financial and operating results;

(2)	its latest Annual Information Form, together with a copy of any document, or pertinent pages of any document, incorporated therein by reference;

(3)	its comparative financial statements for the year ended December 31, 2004, together with the report of its auditors thereon, and any interim financial statements filed subsequently; and

(4)	its Management Information Circular and Proxy Statement for its last Annual Meeting of Shareholders.

Barrick’s Investor Relations Department may be reached at:

Toll-free number within Canada and the United States: 1-800-720-7415
Telephone: (416) 861-9911
Fax: (416) 861-0727
Email: investor@barrick.com

BCE Place, Canada Trust Tower
Suite 3700, 161 Bay Street
P.O. Box 212
Toronto, Ontario
M5J 2S1

DIRECTORS’ APPROVAL

      The contents of this Circular and the sending thereof to the shareholders of the Company have been approved by the Board of Directors.

Toronto, Ontario, March 14, 2005.

By Order of the Board of Directors

Sybil E. Veenman
Vice-President, Assistant General Counsel and
Secretary

PROXY

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 28, 2005

      The undersigned holder of common shares of BARRICK GOLD CORPORATION (“Barrick”) hereby appoints Peter Munk, the Chairman of Barrick, or failing him, Gregory C. Wilkins, the President and Chief Executive Officer, or failing him, Sybil E. Veenman, the Vice-President, Assistant General Counsel and Secretary, or instead of any of the foregoing,                                            as the nominee of the undersigned to attend and act for and on behalf of the undersigned at the Annual Meeting of the Shareholders of Barrick to be held on the 28th day of April, 2005 and at any postponed or adjourned meeting, to the same extent and with the same power as if the undersigned was personally present at the said meeting or such postponement or adjournment thereof and, without limiting the generality of the power hereby conferred, the nominees named above are specifically directed to vote all shares of Barrick registered in the name of the undersigned as indicated below.

1.	ELECTION OF DIRECTORS
	FOR ☐	WITHHOLD FROM VOTING ☐
	all nominees listed below	as to nominees listed below
(except as marked to the contrary below)
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the Nominee’s name in the list below.)
H. L. Beck, C. W. D. Birchall, G. Cisneros, M. A. Cohen, P. A. Crossgrove, P.C. Godsoe, A. A. MacNaughton, B. Mulroney, A. Munk, P. Munk, J. L. Rotman, S.J. Shapiro, and G.C. Wilkins.
2.	RESOLUTION APPROVING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the auditors of Barrick and authorizing the directors to fix their remuneration.
	FOR ☐	WITHHOLD FROM VOTING ☐

3.  To vote at the discretion of the proxyholder on any amendments or variations to the foregoing and on any other matters (other than matters which are to come before the meeting and which are the subject of another proxy executed by the undersigned) which may properly come before the meeting or any postponement or adjournment thereof.

This proxy is solicited on behalf of the management of Barrick. Shareholders have the right to appoint a person or company to attend and act on their behalf at the Annual Meeting other than the persons designated above and may exercise such right by inserting the name of their designated proxyholder in the blank space provided above for that purpose.

DATED this                                     day of                                        , 2005

Signature of Shareholder                         Name of Shareholder (please print as registered)

NOTES:

1.  This proxy form must be signed and dated by the shareholder or his or her attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized. If the proxy form is not dated in the space provided, it is deemed to bear the date on which it is mailed by the management of Barrick.

2.  In the event that no specification has been made with respect to the voting on the resolution referred to in items 1 or 2 above, the proxy nominees are instructed to vote the shares represented by this proxy on such matter and in favour of such resolution.

3.  To be effective, this proxy must be deposited (1) by mail to the office of the Company’s transfer agent, CIBC Mellon Trust Company, at the address on the envelope provided herewith, (2) by personal delivery to CIBC Mellon Trust Company, Proxy Dept., 200 Queen’s Quay East, Unit 6, Toronto, Ontario M5A 4K9; (3) by facsimile at (416) 368-2502; (4) via telephone at 1-866-271-1207; or (5) via the Internet at www.eproxyvoting.com/barrick, to CIBC Mellon Trust Company, in each case not later than 5:00 p.m., Toronto time, on Wednesday, April 27, 2005, or the last business day prior to any adjourned or postponed meeting.

BARRICK GOLD CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2005

VOTING INSTRUCTION FORM FOR HOLDERS OF
BARRICK GOLD INC. (“BGI”)
(FORMERLY, HOMESTAKE CANADA INC.)
EXCHANGEABLE SHARES

These voting instructions are solicited
on behalf of Management

To holders of BGI Exchangeable Shares:

You are entitled to exercise voting rights at the Barrick Gold Corporation Annual Meeting to be held on April 28, 2005. You may instruct Computershare Trust Company of Canada, as trustee, to vote on your behalf. See paragraph A below. Alternatively, you may name one or more persons (including yourself) as proxy to vote on your behalf. See paragraph B below. Check the applicable box and, in the case of appointment of a proxy, insert the name of the person(s) chosen as your proxy in paragraph B. (Check box A or box B):

☐   A.   Voting Instructions to Computershare Trust Company of Canada. The undersigned hereby instructs Computershare Trust Company of Canada to vote as designated below, as to all BGI Exchangeable Shares held by the undersigned on March 10, 2005, at the Barrick Gold Corporation Annual Meeting or any postponement or adjournment thereof.

☐   B.   Appointment of Proxy. The undersigned hereby appoints                         as proxy, with the power to appoint a substitute, and hereby authorizes a majority (or if only one, then that one) of them to represent and to vote as designated below, as to all BGI Exchangeable Shares held by the undersigned on March 10, 2005, at the Barrick Gold Corporation Annual Meeting or any postponement or adjournment therefore (Persons holding proxies must attend the Meeting in order to vote.)

To be effective, this voting instruction form must be received by Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1 or by facsimile at (416) 263-9524 or 1-866-249-7775 (within North America), by 5:00 pm (Toronto time) on April 26, 2005 or the second last business day before any adjourned or postponed meeting.	Business To Be Conducted:

1.  Election of Directors:

    ☐ FOR all nominees listed below      ☐ Withhold from Voting
         (except as marked below)                   (on all nominees)

    Instruction: To withhold authority to vote for one or more nominees, strike a line through the nominee’s name in the list below.

The nominees for director are H.L. Beck, C.W.D. Birchall, G. Cisneros, M.A. Cohen, P.A. Crossgrove, P.C. Godsoe, A.A. MacNaughton, B. Mulroney, A. Munk, P. Munk, J.L. Rotman, S.J. Shapiro, and G.C. Wilkins.

2.  Approval of appointment of PricewaterhouseCoopers LLP as auditors and authorizing the directors to fix their remuneration.

    ☐  FOR                  ☐  Withhold from Voting

By execution of these voting instructions, the undersigned hereby authorizes Computershare Trust Company of Canada or the persons named as proxy (or their substitutes), as applicable, to vote in their discretion on any amendments or variations to the above matters or on such other business as may properly come before the meeting or any postponement or adjournment hereof.

BGI EXCHANGEABLE SHARES WILL BE VOTED AS INSTRUCTED. IF NO DIRECTIONS ARE GIVEN, THE SHARES WILL BE VOTED “FOR” ITEMS 1 and 2.

Dated ------------------------------------, 2005

          (insert date of signing)

                              Signature

                              Name (please print as registered)

Sign exactly as name appears on this voting instruction form. If BGI Exchangeable Shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If holder is a corporation, sign in full corporate name by an authorized officer.